Exhibit 99.1

Press Release

City Savings Financial Corporation Announces Third Quarter and Year-to-Date Earnings

        MICHIGAN CITY, Ind.—(BUSINESS WIRE)—April 25, 2005—City Savings Financial Corporation (OTCBB:CSFC — News; the “Company”), the holding company of City Savings Bank announced its results of operations for the third fiscal quarter of 2005 and nine months ended March 31, 2005. The Company reported a consolidated net loss of $153,000 for the quarter ended March 31, 2005, down $325,000 or 189% from the $172,000 net income reported for the same period last year. Net income for the nine months ended March 31, 2004 was $216,000 compared to $959,000 for the same period last year. Quarterly and year to date earnings have been negatively impacted by the Company’s decision to record $783,000 in loan loss provisions during the quarter ended March 31, 2005 as compared to $146,000 for the same period last year. The addition to the Company’s allowance for loan losses for the current period is primarily attributable to a $550,000 participation in a loan secured by equipment and accounts receivable where the borrowers have been unable to comply with the loan covenants and have decided to terminate their business operations. The increase in loan loss provisions is also attributable to four other loan relationships where the borrowers are experiencing cash flow difficulties. Two of these borrowers have closed their businesses. Further discussion of these loans is contained in the Company’s Form 8-K filed on March 29, 2005. Year to date earnings have also been negatively impacted by an increase in noninterest expenses of $517,000 for the nine months ended March 31, 2005 over the same period last year. The increase in year to date noninterest expenses is related to the opening of a full service branch office in Chesterton, Indiana and a loan origination office in Crown Point, Indiana as well as staffing increases in commercial lending, loan support and operations and accounting.

Statements contained in this news release that are forward-looking are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in the Company’s forward-looking statements. Further discussion is contained in the Company’s Form 10-KSB filed for the year ended June 30, 2004.

Selected Financial Condition Data (In thousands):	March 31, 2005 (Unaudited)	June 30, 2004

Total assets	$152,849	$146,122

Loans receivable (including loans available for sale)	126,789	120,727

Allowance for loan losses	2,303	1,457

Cash and cash equivalents	3,978	2,541

Securities available for sale	13,495	13,596

Deposits	106,895	104,474

Total borrowings	31,280	27,657

Shareholders' equity	11,914	11,683

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
Selected Operating Data (In thousands):	2005	2004	2005	2004
	(Unaudited)

Total interest income	$ 2,141	$1,976	$ 6,240	$6,066

Total interest expense	951	771	2,666	2,358

Net interest income	1,190	1,205	3,574	3,708

Provision for loan losses	783	146	1,172	402

Net interest income after provision for loan losses	407	1,059	2,402	3,306

Noninterest income	255	180	681	650

Noninterest expense	1,005	978	2,942	2,425

Income before taxes	(343)	261	141	1,531
Income tax expense	(190)	89	(75)	572

Net income	$ (153)	$ 172	$ 216	$ 959

Three Months Ended March 31,	Nine Months Ended March 31,
Supplemental data:	2005	2004	2005	2004
Fully diluted earnings (loss) per share	$ (0.29)	$ 0.33	$ 0.42	$ 1.88
Yield on earning assets	6.04%	5.68%	5.97%	5.75%
Yield on costing liabilities	2.83%	2.33%	2.68%	2.39%
Interest rate spread	3.21%	3.35%	3.29%	3.36%
Return (loss) on average assets	(0.40%)	0.46%	0.19%	0.86%
Return (loss) on average equity	(4.97%)	5.78%	2.38%	11.06%
Efficiency ratio	159.47%	81.03%	96.61%	62.99%
Nonperforming Loans (In thousands)	$5,0	02	$5,1	26
Nonperforming loans to total loans, at period end	4.02%	4.18%
Allowance for loan losses to nonperforming loans,
at period end	46.04%	28.07%

City Saving Financial Corporation Thomas F. Swirski, President and C.E.O., George L. Koehm, Treasurer 219-879-5364